Exhibit 99.1

                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                 Contacts:
New York, N.Y. 10022                                       ---------
                                                           James N. Fernandezz
                                                           (212) 230-5315
                                                           Mark L. Aaron
                                                           (212) 230-5301


             TIFFANY APPOINTS J. THOMAS PRESBY TO BOARD OF DIRECTORS


NEW YORK,  September 29, 2003 - Tiffany & Co. (NYSE - TIF) today  announced that
J. Thomas Presby has been appointed to fill a newly-created seat on its Board of Directors, effective immediately. Mr. Presby also assumes the position of chairman of the Board's audit committee. This appointment increases the number of directors to nine.

Mr. Presby, 63, is an advisor and retired partner of Deloitte & Touche, with a varied career spanning 30 years in public accounting. He also serves as a director of Practiceworks, Green Point Financial, World Fuel Services, German Marshall Fund of the USA and Deloitte & Touche Russia, and is a member of the National Association of Corporate Directors.

Commenting on the appointment, Michael J. Kowalski, chairman and chief executive officer, said, "Tom Presby adds a wealth of valuable experience to our Board, especially in the fields of accounting, corporate governance and international business. We are delighted he has agreed to join us and we look forward to benefiting from his counsel."

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany's Business Sales division, Internet and catalog sales. Specialty Retail primarily includes the retail sales made in Little Switzerland, Inc. stores and also includes consolidated results from other ventures now operated or to be
operated  under  non-TIFFANY  &  CO.  trademarks  or  trade  names.   Additional
information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line 800-TIF-0110.

This press release contains certain "forward-looking" statements. Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Tiffany's 2002 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.


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